  Filed Pursuant to Rule 424(b)(3)
 Registration No. 333-261711
PROSPECTUS
50,108,290 Shares of Common Stock
7,179,061 Warrants

This prospectus relates to the registration of shares of common stock, par value $0.0001 per share (the “Common Stock”), of Solid Power, Inc. (f/k/a Decarbonization Plus Acquisition Corporation III, “Solid Power,” the “Company,” “we,” “us” or “our”) and warrants to purchase shares of Common Stock as described herein.
This prospectus relates to the offer by us of up to: (i) 7,212,318 shares of Common Stock issuable upon the exercise of an aggregate of 7,212,318 warrants held by Decarbonization Plus Acquisition Sponsor III LLC, a Delaware limited liability company (the “Sponsor”), and certain former independent directors, each of which is exercisable at a price of $11.50 per share (collectively, the “Private Placement Warrants”), and (ii) 12,120,985 shares of Common Stock issuable upon the exercise of 12,120,985 warrants, each of which is exercisable at a price of $11.50 per share (the “Public Warrants,” and, collectively with the Private Placement Warrants, the “Warrants”).
This prospectus also relates to the resale from time to time by the Selling Securityholders identified in this prospectus of up to: (i) 37,954,048 shares of Common Stock, consisting of (a) an aggregate of 5,058,454 shares of Common Stock held by the Sponsor and certain former independent directors, (b) an aggregate of 14,968,564 shares of Common Stock beneficially owned by certain former stockholders of Solid Power Operating, Inc. (f/k/a Solid Power, Inc.; “Legacy Solid Power”), (c) 10,747,969 shares of Common Stock purchased by a number of subscribers pursuant to separate subscription agreements (the “PIPE Shares”) and (d) 7,179,061 shares of Common Stock that may be issued to the Sponsor and certain former independent directors as described above, and (ii) 7,179,061 Private Placement Warrants.
The Selling Securityholders may sell any, all or none of the securities and we do not know when or in what amount the Selling Securityholders may sell their securities hereunder following the date of this prospectus. The Selling Securityholders may sell the securities described in this prospectus in a number of different ways and at varying prices. We provide more information about how the Selling Securityholders may sell their securities in the section titled “Plan of Distribution” appearing elsewhere in this prospectus.
We will not receive any of the proceeds from the sale of the securities by the Selling Securityholders. We will receive proceeds from the exercise of the Warrants if the Warrants are exercised for cash. We will pay the expenses associated with registering the sales by the Selling Securityholders, as described in more detail in the section titled “Use of Proceeds” appearing elsewhere in this prospectus.
Our Common Stock is listed on the Nasdaq Global Select Market (“Nasdaq”) under the symbol “SLDP” and our Public Warrants are listed on Nasdaq under the symbol “SLDPW.” On May 17, 2023, the last quoted sale price for our Common Stock as reported on Nasdaq was $1.98 per share and the last quoted sale price for our Public Warrants as reported on Nasdaq was $0.3168 per warrant.
Investing in our securities involves a high degree of risk. Before buying any securities, you should carefully read the discussion of the risks of investing in our securities in the section titled “Risk Factors” beginning on page 3 of this prospectus and in any prospectus supplement, and in any other document incorporated by reference herein or therein.
You should rely only on the information contained in or incorporated by reference into this prospectus or any prospectus supplement or amendment hereto. We have not authorized anyone to provide you with different information.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 18, 2023.

i

ABOUT THIS PROSPECTUS
This prospectus is part of a registration statement on Form S-3 that we filed with the SEC using the “shelf” registration process. Under this shelf registration process, the selling securityholders hereunder may, from time to time, sell the securities offered by them described in this prospectus. We will not receive any proceeds from the sale by such selling securityholders of the securities offered by them described in this prospectus. This prospectus also relates to the offer by us, and the resale by the selling securityholders, of shares of Common Stock issuable upon the exercise of the Warrants. We will receive proceeds from the exercise of the Warrants if the Warrants are exercised for cash.
Neither we nor the selling securityholders have authorized anyone to provide you with any information or to make any representations other than those contained in or incorporated by reference into this prospectus or any applicable prospectus supplement prepared by or on behalf of us or to which we have referred you. Neither we nor the selling securityholders take responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. Neither we nor the selling securityholders will make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.
We may also provide a prospectus supplement or post-effective amendment to the registration statement to add information to, or update or change information contained in, this prospectus. You should read both this prospectus and any applicable prospectus supplement or post-effective amendment to the registration statement together with the additional information to which we refer you in the sections of this prospectus titled “Where You Can Find Additional Information” and “Incorporation of Certain Information by Reference.”
This prospectus incorporates by reference, and any prospectus supplement may contain and incorporate by reference, industry and market data based our own internal estimates and research, as well as from independent market research, industry and general publications and surveys, governmental agencies, publicly available information and research, surveys and studies conducted by third parties. Internal estimates are derived from publicly available information released by industry analysts and third-party sources, our internal research and our industry experience, and are based on assumptions made by us based on such data and our knowledge of our industry and market, which we believe to be reasonable. In some cases, we do not expressly refer to the sources from which this data is derived. In addition, while we believe the industry and market data that may be included or incorporated by reference in this prospectus or any prospectus supplement is reliable and based on reasonable assumptions, such data involve material risks and other uncertainties and is subject to change based on various factors, including those discussed in the section entitled “Risk Factors” contained in this prospectus and any applicable prospectus supplement, and under similar headings in other documents that are incorporated by reference into this prospectus or any applicable prospectus supplement. These and other factors could cause results to differ materially from those expressed in the estimates made by the independent parties or by us.
When we refer to “Solid Power,” “we,” “our,” “us” and the “Company” in this prospectus, we mean Solid Power, Inc. References to “you” refer to a prospective investor.
This prospectus and any applicable prospectus supplement may include trademarks, service marks and trade names owned by us or other companies. All trademarks, service marks and trade names included in this prospectus are the property of their respective owners.

ii

PROSPECTUS SUMMARY
This summary highlights selected information from this prospectus and the documents incorporated by reference. This summary is not complete and does not contain all of the information you should consider in making your investment decision. You should carefully read the entire prospectus, any applicable prospectus supplement and the documents incorporated by reference herein or therein before making an investment in our Common Stock and Warrants. You should carefully consider, among other things, the section titled “Risk Factors” included elsewhere in this prospectus and in our Annual Report on Form 10-K for the year ended December 31, 2022 (the “2022 Form 10-K”), and under similar headings in other documents that are incorporated by reference into this prospectus or any applicable prospectus supplement.
Overview
Solid Power is developing solid state battery technologies to enable the next generation of rechargeable batteries for the fast-growing battery-powered electric vehicle (“EV”) and other markets.
Our core technology is our proprietary sulfide-based solid electrolyte material, which replaces the liquid or gel electrolyte used in conventional lithium-ion batteries. We believe that our electrolyte material can enable extended driving range, longer battery life, improved safety, and lower costs compared to conventional lithium-ion.
We also are designing and developing solid state cells that utilize our electrolyte in the cathode, anode, and separator layers. Our most mature cell design uses a silicon anode, lithium nickel manganese cobalt oxide (NMC) cathode, and solid separator. We are in earlier research development on additional cell designs, including lithium-metal, an anode-less design and a cell that replaces the nickel and cobalt in the cathode with earth abundant materials.
We currently produce 0.2, 2, and 20 ampere-hour (“Ah”) high-content silicon all-solid-state battery cells and EV cells (as defined below) on two pilot production lines using established manufacturing processes. In 2022, we installed our second pilot production line (the “EV Line”) at our headquarters in Louisville, Colorado, which allows us to produce prototype EV cells between 60 Ah and 100 Ah (“EV cells”). The EV Line is designed to produce EV cells as part of the automotive qualification process and for vehicle integration demonstration purposes.
In addition, during 2022, we began construction on a second facility in Thornton, Colorado primarily to expand our sulfide-based electrolyte production capability, which we brought on-line in the first quarter of 2023. At scale, this facility will be capable of producing up to 30 metric tons of electrolyte per year, which we expect to be sufficient to support demand until we reach commercialization.
We have partnered with industry leaders, including Ford Motor Company (“Ford”), BMW of North America LLC (“BMW”), and SK On Co., Ltd. (“SK On”). We are working closely with each of these partners to refine and validate our cell designs and electrolyte material with the ultimate goal to commercialize our technologies.
The products we currently make are in the development stage and require continued development and validation before we can commercialize either our electrolyte or cell technology.
Our business model currently has two strategic elements:
•
Selling our electrolyte material.

•
Licensing our cell designs and manufacturing processes.

We believe this business model distinguishes us from many of our competitors that seek to become commercial battery manufacturers. Ultimately, we endeavor to be a leading producer and distributor of sulfide-based solid electrolyte material for powering both EVs and other applications. Since we do not intend to commercially produce battery cells, we expect to invest significantly less than other development-stage battery companies that plan to commercially manufacture their own cell designs and construct their own battery production facilities.

Our principal executive offices are located at 486 S. Pierce Avenue, Suite E, Louisville, Colorado 80027, and our telephone number is (303) 219-0720. Our website is https://www.solidpowerbattery.com. Information contained on, or that can be accessed through, our website is not a part of, and is not incorporated into, this prospectus, and the inclusion of our website address in this prospectus is an inactive textual reference only.
Corporate History and Background
On December 8, 2021 (the “Closing Date”), Solid Power, Inc., a Delaware corporation, consummated its previously announced business combination pursuant to that certain Business Combination Agreement and Plan of Reorganization, dated June 15, 2021 (as amended, the “Business Combination Agreement”), by and among the Company, DCRC Merger Sub Inc., a Delaware corporation and wholly owned subsidiary of the Company (“Merger Sub”), and Legacy Solid Power. Decarbonization Plus Acquisition Corporation III prior to the business combination (as defined below) is referred to herein as “DCRC.”
Pursuant to the terms of the Business Combination Agreement, Merger Sub merged with and into Legacy Solid Power, with Legacy Solid Power surviving the merger as a wholly owned subsidiary of the Company (the “Merger” and, together with the other transactions contemplated by the Business Combination Agreement, the “business combination”). On the Closing Date, the Company changed its name from “Decarbonization Plus Acquisition Corporation III” to “Solid Power, Inc.”

RISK FACTORS
Investing in our securities involves a high degree of risk. Before making an investment decision, in addition to the risks and uncertainties discussed below under “Cautionary Note Regarding Forward-Looking Statements,” you should consider carefully the risks and uncertainties described under the heading “Risk Factors” in the 2022 Form 10-K together with all of the other information contained in this prospectus and any applicable prospectus supplement, and under similar headings in other documents that are incorporated by reference herein or therein. Our business, operating results, financial condition or prospects could also be harmed by risks and uncertainties not currently known to us or that we currently do not believe are material. If any of the risks actually occur, our business, operating results, financial condition and prospects could be adversely affected. In that event, the market price of our Securities could decline, and you could lose part or all of your investment.
CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus, any applicable prospectus supplement and the documents incorporated by reference herein and therein may contain forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that involves risks and uncertainties. We have based these forward-looking statements on our current expectations and projections about future events. All statements, other than statements of present or historical fact included in this prospectus, any applicable prospectus supplement and the documents incorporated by reference herein and therein regarding our future financial performance and our strategy, expansion plans, market opportunity, future operations, future operating results, estimated revenues, losses, projected costs, prospects, plans and objectives of management are forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “may,” “should,” “could,” “would,” “will,” “expect,” “plan,” “anticipate,” “intend,” “believe,” “estimate,” “continue,” “project” or the negative of such terms or other similar expressions. These forward-looking statements are subject to known and unknown risks, uncertainties and assumptions about us that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. Except as otherwise required by applicable law, we disclaim any duty to update any forward-looking statements, all of which are expressly qualified by the statements in this section, to reflect events or circumstances after the date of this prospectus. We caution you that the forward-looking statements contained in this prospectus, any applicable prospectus supplement and the documents incorporated by reference herein and therein are subject to numerous risks and uncertainties, most of which are difficult to predict and many of which are beyond our control.
Among the factors that could cause actual results to differ materially are the factors discussed under “Risk Factors” in the 2022 Form 10-K, and each subsequently filed Quarterly Report on Form 10-Q. Some additional factors that could cause actual results to differ include:
•
risks relating to the uncertainty of the success of our research and development efforts, including our ability to achieve the technological objectives or results that our partners require, and to commercialize our technology in advance of competing technologies;

•
risks relating to the non-exclusive nature of our original equipment manufacturers and joint development agreement relationships;

•
our ability to negotiate and execute supply agreements with our partners on commercially reasonable terms;

•
our ability to protect our intellectual property, including in jurisdictions outside of the United States;

•
broad market adoption of EVs and other technologies where we are able to deploy our cell technology and electrolyte material, if developed successfully;

•
our success in retaining or recruiting, or changes required in, our officers, key employees, including technicians and engineers, or directors;

•
risks and potential disruptions related to management transitions;

•
changes in applicable laws or regulations;

•
risks related to technology systems and security breaches;

•
the possibility that we may be adversely affected by other economic, business or competitive factors, including supply chain interruptions, and may not be able to manage other risks and uncertainties;

•
risks relating to our status as a research and development stage company with a history of financial losses, and an expectation to incur significant expenses and continuing losses for the foreseeable future;

•
rollout of our business plan and the timing of expected business milestones;

•
the termination or reduction of government clean energy and electric vehicle incentives;

•
delays in the construction and operation of production facilities; and

•
changes in domestic and foreign business, market, financial, political and legal conditions.

We caution you that the foregoing list does not contain all of the risks or uncertainties that could affect the Company.
You should not rely upon forward-looking statements as predictions of future events. We have based the forward-looking statements contained in this prospectus, any applicable prospectus supplement and the documents incorporated by reference herein and therein primarily on our current expectations and projections about future events and trends that we believe may affect our business, operating results, financial condition and prospects. The outcome of the events described in these forward-looking statements is subject to risks, uncertainties and other factors, including those described in the sections titled “Risk Factors” in this prospectus and the 2022 Form 10-K. Moreover, we operate in a very competitive and rapidly changing environment. New risks and uncertainties emerge from time to time and it is not possible for us to predict all risks and uncertainties that could have an impact on the forward-looking statements contained in this prospectus, any applicable prospectus supplement and the documents incorporated by reference herein and therein. We cannot assure you that the results, events and circumstances reflected in the forward-looking statements will be achieved or occur, and actual results, events or circumstances could differ materially from those described in the forward-looking statements.
Neither we nor any other person assumes responsibility for the accuracy and completeness of any of these forward-looking statements. Moreover, the forward-looking statements made in this prospectus, any applicable prospectus supplement and the documents incorporated by reference herein and therein relate only to events as of the date on which the statements are made. We undertake no obligation to update any forward-looking statements made in this prospectus, any applicable prospectus supplement and the documents incorporated by reference herein and therein to reflect events or circumstances after the date of such statement or to reflect new information or the occurrence of unanticipated events, except as required by law. You should not place undue reliance on our forward-looking statements. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures or investments we may make.

USE OF PROCEEDS
All of the shares of Common Stock and Warrants offered by the Selling Securityholders pursuant to this prospectus will be sold by the Selling Securityholders for their respective accounts. We will not receive any of the proceeds from the sale of such securities hereunder. We may receive up to approximately $222.3 million assuming the exercise in full of all of the Warrants for cash. We expect to use any net proceeds from the exercise of the Warrants for general corporate purposes.
With respect to the registration of the Common Stock and Warrants offered by the Selling Securityholders pursuant to this prospectus, the Selling Securityholders will pay any underwriting discounts and commissions incurred by them in disposing of such securities. We will bear all other costs, fees and expenses incurred in effecting the registration of such securities covered by this prospectus, including, without limitation, all registration and filing fees, Nasdaq listing fees, and fees of our counsel and our independent registered public accountants.

SELLING SECURITYHOLDERS
This prospectus relates to the offer by us of up to: (i) 7,212,318 shares of Common Stock issuable upon the exercise of 7,212,318 Private Placement Warrants, which are exercisable at a price of $11.50 per share, and (ii) 12,120,985 shares of Common Stock issuable upon the exercise of 12,120,985 Public Warrants, which are exercisable at a price of $11.50 per share.
This prospectus also relates to the resale from time to time by the Selling Securityholders identified in this prospectus of up to: (i) 37,954,048 shares of Common Stock consisting of (a) an aggregate of 5,058,454 shares of Common Stock held by the Sponsor and certain former independent directors, (b) an aggregate of 14,968,564 shares of Common Stock owned by certain former stockholders of Legacy Solid Power, (c) 10,747,969 PIPE Shares and (d) 7,179,061 shares of Common Stock that may be issued to the Sponsor and certain former independent directors as described above, and (ii) 7,179,061 Private Placement Warrants (collectively with the shares issuable upon exercise of the Private Placement Warrants and the Public Warrants, the “Securities”).
The Selling Securityholders may from time to time offer and sell any or all of the Common Stock and Warrants set forth below pursuant to this prospectus and any accompanying prospectus supplement. When we refer to the “Selling Securityholders” in this prospectus, we mean the persons listed in the table below, and the pledgees, donees, transferees, assignees, successors, distributes, designees and others who later come to hold any of the Selling Securityholders’ interest in the Common Stock or Warrants other than through a public sale. We cannot advise you as to whether the Selling Securityholders will in fact sell any or all of such Common Stock or Warrants. In addition, the Selling Securityholders may sell, transfer or otherwise dispose of, at any time and from time to time, the Common Stock and Warrants in transactions exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), after the date of this prospectus. For purposes of this table, we have assumed that the Selling Securityholders will have sold all of the Securities covered by this prospectus upon the completion of the offering.
We have determined beneficial ownership in accordance with the rules of the SEC and the information is not necessarily indicative of beneficial ownership for any other purpose. Unless otherwise indicated below, to our knowledge, the persons and entities named in the tables have sole voting and sole investment power with respect to all securities that they beneficially own, subject to community property laws where applicable.
A Selling Securityholder may sell or otherwise transfer all, some or none of such shares in this offering. See the section titled “Plan of Distribution” elsewhere in this prospectus.
The following table is prepared based on information as of May 5, 2023. It sets forth the name of the Selling Securityholders, the aggregate number of shares of Common Stock and Warrants that the Selling Securityholders may offer pursuant to this prospectus, the beneficial ownership of the Selling Securityholders both before and after the offering, and the shares of Common Stock and Warrants being offered by the Selling Securityholders and does not reflect any other Company securities that the Selling Securityholder may own, beneficially or otherwise.

Name of Selling Securityholder	Common Stock Beneficially Owned Prior to Offering	Warrants Beneficially Owned Prior to Offering	Number of Shares of Common Stock Being Offered	Number of Warrants Being Offered	Common Stock Beneficially Owned After the Offered Shares of Common Stock are Sold		Warrants Beneficially Owned After the Offered Warrants are Sold
					Number	Percent	Number	Percent
Douglas Campbell(1)	4,480,046	—	4,480,046	—	—	—	—	—
BMW Holding B.V.(2)	10,488,518	—	10,488,518	—	—	—	—	—
Decarbonization Plus Acquisition Sponsor III, LLC(3)	4,738,454	7,112,547	11,851,001	7,112,547	—	—	—	—
Wood River Capital, LLC(4)	4,330,369	—	4,330,369	—	—	—	—	—
SK On Co., Ltd.(5)	3,000,000	—	3,000,000	—	—	—	—	—
REL Batavia Partnership, LP(6)	6,798,303	—	2,000,000	—	4,798,303	*	—	—
Taconic Opportunity Master Fund L.P.(7)	275,000	—	275,000	—	—	—	—	—
Kepos Alpha Master Fund L.P.(8)	380,400	—	380,400	—	—	—	—	—
James AC McDermott(9)	240,000	—	240,000	—	—	—	—	—
FourWorld Global Opportunities Fund, Ltd.(10)	220,000	—	220,000	—	—	—	—	—
Van Eck Global Natural Resources Portfolio, a series of Brighthouse Funds Trust II(11)	74,900	—	74,900	—	—	—	—	—
Boothbay Absolute Return Strategies LP(12)	120,000	—	120,000	—	—	—	—	—
Kepos Carbon Transition Master Fund L.P.(13)	119,600	—	119,600	—	—	—	—	—
Van Eck Global Resources Fund(14)	79,800	—	79,800	—	—	—	—	—
Boothbay Diversified Alpha Master Fund LP(15)	80,000	—	80,000	—	—	—	—	—
FourWorld Event Opportunities, LP(16)	40,000	—	40,000	—	—	—	—	—
Van Eck VIP Global Resources Fund(17)	27,900	—	27,900	—	—	—	—	—
Jane Kearns(18)	40,000	33,257	73,257	33,257	—	—	—	—
Jeffrey Tepper(19)	40,000	33,257	73,257	33,257	—	—	—	—

*
Less than 1%

(1)
Mr. Campbell is our former Chief Executive Officer and former Board member. Shares offered hereby consist of 4,480,046 shares of Common Stock held by Mr. Campbell. For more information regarding our relationship with the Mr. Campbell, please see the section below titled “Material Relationships and Transactions with Selling Stockholders.”

(2)
Shares offered hereby consist of 10,488,518 shares of Common Stock held by BMW Holding B.V. (“BMW Holding”). BMW Holding is a wholly owned subsidiary of BMW INTEC Beteiligungs GmbH (“BMW INTEC”), which is a wholly owned subsidiary of Bayerische Motoren Werke AG (“BMW AG”). BMW AG is a publicly traded entity managed by a seven-person management board, which is supervised by a 20-person supervisory board. BMW AG has the power to direct investments and/or vote the shares held by BMW Holding. Accordingly, BMW AG and BMW INTEC may also be deemed to indirectly beneficially own the securities. Each of BMW Holding, BMW INTEC and BMW AG disclaims beneficial ownership of the shares except to their respective pecuniary interest therein. BMW Holding has certain commercial arrangements and governance rights with the Company. For more information, in addition to the information in the section below titled “Material Relationships and Transactions with Selling Stockholders,” please see the section titled “Business” in the 2022 Form 10-K and the section titled “Certain Relationships and Related Party Transactions” in our definitive Proxy Statement on Schedule 14A, filed with the SEC on April 10, 2023 (the “2023 Proxy Statement”).
(3)
Securities offered hereby consist of (i) 4,738,454 shares of Common Stock held of record by the Sponsor, (ii) 7,112,547 shares of Common Stock issuable upon exercise of an equal number of Private Placement Warrants and (iii) 7,112,547 Private Placement Warrants held of record by the Sponsor. David M. Leuschen and Pierre F. Lapeyre, Jr. are the managing directors of Riverstone Holdings LLC (“Riverstone”), which is the sole and managing member of Decarbonization Plus Acquisition Sponsor Manager III, LLC (“Sponsor Manager”). Sponsor Manager is the managing member of the Sponsor. As a result, each of David M. Leuschen, Pierre F. Lapeyre, Jr., Riverstone and Sponsor Manager have shared voting and investment discretion with respect to the securities held of record by the Sponsor. As such, each of Riverstone, Mr. Leuschen, Mr. Lapeyre and Sponsor Manager may be deemed to have or share beneficial ownership of the securities held directly by the Sponsor. Each such entity or person disclaims any such beneficial ownership. For more information regarding our relationship with the Sponsor, please see the section below titled “Material Relationships and Transactions with Selling Stockholders.”

(4)
Shares offered hereby consist of 4,330,369 shares of Common Stock held directly by Wood River Capital, LLC. Wood River Capital, LLC (“Wood River”) is beneficially owned by SCC Holdings, LLC (“SCC”), SCC is beneficially owned by KIM, LLC (“KIM”), KIM is beneficially owned by Koch Investments Group, LLC (“KIG”), KIG is beneficially owned by Koch Investments Group Holdings, LLC (“KIGH”), and KIGH is beneficially owned by Koch Industries, Inc. (“Koch Industries”), in each case, by means of ownership of all voting equity instruments. Koch Industries, SCC, KIM, KIG, and KIGH may be deemed to have voting and dispositive power with respect to the shares held by Wood River by virtue of (i) Koch Industries’ beneficial ownership of KIGH, (ii) KIGH’s beneficial ownership of KIG, (iii) KIG’s beneficial ownership of KIM, (iv) KIM’s beneficial ownership of SCC and (v) SCC’s beneficial ownership of Wood River.

(5)
Shares offered hereby consist of 3,000,000 shares of Common Stock held by SK On Co., Ltd. SK On has certain commercial arrangements with the Company. For more information regarding our relationship with SK On, please see the section titled “Business” in the 2022 Form 10-K.

(6)
Shares offered hereby consist of 2,000,000 shares of Common Stock held by REL Batavia Partnership, L.P (“REL”). Riverstone is an affiliate of REL and has investment and voting power over these shares. Pierre F. Lapeyre, Jr. and David M. Leuschen, as the managing directors of Riverstone, may be deemed to be the beneficial owners of these shares. Notwithstanding the foregoing, Riverstone, Pierre F. Lapeyre, Jr. and David M. Leuschen disclaim beneficial ownership of the securities held by REL.

(7)
Shares offered hereby consist of 275,000 shares of Common Stock held by Taconic Opportunity Master Fund L.P. Taconic Capital Advisors L.P. is the investment advisor of the Selling Securityholder and may share dipositive and voting power over the shares held by the Selling Securityholder. Frank Brosens is the manager of the general partner of Taconic Opportunity Master Fund L.P. Each of Frank Brosens and Taconic Capital Advisors L.P. disclaims beneficial ownership over these securities.

(8)
Shares offered hereby consist of 380,400 shares of Common Stock held by Kepos Alpha Master Fund L.P. Kepos Capital LP is the investment manager of the selling securityholder and Kepos Partners LLC is the General Partner of the selling securityholder and each may be deemed to have voting and dispositive power with respect to the shares. The general partner of Kepos Capital LP is Kepos Capital GP LLC (the “Kepos GP”) and the Managing Member of Kepos Partners LLC is Kepos Partners MM LLC (“Kepos MM”). Mark Carhart controls Kepos GP and Kepos MM and, accordingly, may be deemed to have voting and dispositive power with respect to the shares held by this selling securityholder. Mr. Carhart disclaims beneficial ownership of the shares held by the selling securityholder.

(9)
Shares offered hereby consist of 240,000 shares of Common Stock held by Mr. McDermott. Mr. McDermott was an independent director of DCRC prior to the business combination.

(10)
Shares offered hereby consist of 220,000 shares of Common Stock held by FourWorld Global Opportunities Fund, Ltd. John Addis is the Managing Member of FourWorld Global Opportunities Fund, Ltd. and may be deemed to have voting and dispositive power with respect to the shares held by this selling securityholder. Mr. Addis disclaims beneficial ownership of the shares held by the selling securityholder.

(11)
Shares offered hereby consist of 74,900 shares of Common Stock held by Van Eck Global Natural Resources Portfolio, a series of Brighthouse Funds Trust II. Van Eck Associates Corp. is the investment advisor for Van Eck Global Natural Resources Portfolio, a series of Brighthouse Funds Trust II.

(12)
Shares offered hereby consist of 120,000 shares of Common Stock held by Boothbay Absolute Return Strategies LP. John Addis may be deemed to have voting and dispositive power with respect to the shares held by this selling securityholder. Mr. Addis disclaims beneficial ownership of the shares held by the selling securityholder.

(13)
Shares offered hereby consist of 119,600 shares of Common Stock held by Kepos Carbon Transition Master Fund L.P. Kepos Capital LP is the investment manager of the selling securityholder and Kepos Partners LLC is the General Partner of the selling securityholder and each may be deemed to have voting and dispositive power with respect to the shares. The general partner of Kepos Capital LP is Kepos Capital GP LLC (the “Kepos GP”) and the Managing Member of Kepos Partners LLC is Kepos Partners MM LLC (“Kepos MM”). Mark Carhart controls Kepos GP and Kepos MM and, accordingly, may be deemed to have voting and dispositive power with respect to the shares held by this selling securityholder. Mr. Carhart disclaims beneficial ownership of the shares held by the selling securityholder.

(14)
Shares offered hereby consist of 79,800 shares of Common Stock held by Van Eck Global Resources Fund. Van Eck Associates Corp. is the investment advisor for Van Eck Global Resources Fund.

(15)
Shares offered hereby consist of 80,000 shares of Common Stock held by Boothbay Diversified Alpha Master Fund LP. John Addis may be deemed to have voting and dispositive power with respect to the shares held by this selling securityholder. Mr. Addis disclaims beneficial ownership of the shares held by the selling securityholder.

(16)
Shares offered hereby consist of 40,000 shares of Common Stock held by FourWorld Event Opportunities, LP. John Addis may be deemed to have voting and dispositive power with respect to the shares held by this selling securityholder. Mr. Addis disclaims beneficial ownership of the shares held by the selling securityholder.

(17)
Shares offered hereby consist of 27,900 shares of Common Stock held by Van Eck VIP Global Resources Fund. Van Eck Associates Corp. is the investment advisor for Van Eck VIP Global Resources Fund.

(18)
Shares offered hereby consist of (i) 40,000 shares of Common Stock held by Ms. Kearns, (ii) 33,257 shares of Common Stock issuable upon exercise of an equal number of Private Placement Warrants and (iii) 33,257 Private Placement Warrants held by Ms. Kearns. Ms. Kearns was an independent director of DCRC prior to the business combination.

(19)
Shares offered hereby consist of (i) 40,000 shares of Common Stock held by Mr. Tepper, (ii) 33,257 shares of Common Stock issuable upon exercise of an equal number of Private Placement Warrants and (iii) 33,257 Private Placement Warrants held by Mr. Tepper. Mr. Tepper was an independent director of DCRC prior to the business combination.

Material Relationships and Transactions with Selling Stockholders
Registration Rights Agreement
In connection with the business combination, the Company entered into an Amended and Restated Registration Rights Agreement, dated as of December 8, 2021 (the “Registration Rights Agreement”) with the Sponsor. Pursuant to the Registration Rights Agreement, the Company agreed that, within 30 days after the Closing Date, it would file the registration statement of which this prospectus forms a part, the “Resale Registration Statement,” with the SEC (at the Company’s sole cost and expense), and that the Company would use its reasonable best efforts to have the Resale Registration Statement declared effective as promptly as reasonably practicable after the filing thereof. In certain circumstances, the holders entitled to registration rights thereunder (the “Reg Rights Holders”), including the Sponsor, may demand our assistance with underwritten offerings and block trades, and the Reg Rights Holders are entitled to certain piggyback registration rights. The Registration Rights Agreement does not provide for the payment of any cash penalties by us if we fail to satisfy any of our obligations under the Registration Rights Agreement.
Pre-Business Combination Related Party Transactions
Series B Preferred Stock Financing
In 2021, Legacy Solid Power completed a $135.6 million Series B investment round (the “Series B Financing”), which was a private placement of shares of Legacy Solid Power Series B Preferred Stock at a purchase price of $18.041 per share to, among others, BMW Holding, which, together with its affiliates, is a beneficial owner of more than 5% of the outstanding shares of Common Stock. In the Series B Financing, BMW Holding purchased 2,746,853 shares of Legacy Solid Power Series B Preferred Stock for total consideration of $49.6 million. Rainer Feurer became a member of the board of directors of Legacy Solid Power (the “Legacy Solid Power Board”) in connection with the Series B Financing. Dr. Feurer was appointed to the Legacy Solid Power Board by entities affiliated with BMW Holding.
In connection with the Series B Financing, Legacy Solid Power, BMW Holding and certain other Solid Power stockholders entered into an Amended and Restated Voting Agreement, an Amended and Restated Right of First Refusal and Co-Sale Agreement and Amended and Restated Investors’ Rights Agreement (collectively, the “Series B Financing Documents”). Legacy Solid Power’s obligations under the Series B Financing Documents terminated upon the Closing Date.
Transactions with Roccor
Until October 2020, Roccor, LLC (“Roccor”), a component supplier for the small satellite industry, was partially owned by Douglas Campbell, our former Chief Executive Officer and a former member of our Board, and Legacy Solid Power’s Chief Executive Officer and a member of the Legacy Solid Power Board. Mr. Campbell also served on Roccor’s board of directors until the company was acquired in late 2020. In 2020, Legacy Solid Power entered into subcontractor agreements with Roccor, pursuant to which Legacy Solid Power provided technical support to Roccor on a government research contract and research and development support. In 2020, Roccor paid an aggregate of approximately $0.2 million to Legacy Solid Power in connection with such subcontractor agreements.
Additional Transactions with BMW
Pursuant to certain commercial arrangements with BMW, BMW AG or its affiliates paid an aggregate of approximately $0.5 million and $0 to Legacy Solid Power in the years ended December 31, 2020 and 2021, respectively. BMW AG and its affiliates are beneficial owners of more than 5% of the outstanding shares of Common Stock. For information regarding payments made in the year ended December 31, 2022 by BMW or its affiliates, please see the section titled “Certain Relationships and Related Party Transactions” in the 2023 Proxy Statement.
Related Party Transactions with Sponsor
Founder Shares
In February 2021, the Sponsor purchased an aggregate of 10,062,500 shares of DCRC’s Class B common stock (“DCRC Class B Common Stock”) in exchange for the payment of $25,000 of expenses on DCRC’s behalf. In March 2021, the Sponsor forfeited 400,000 shares of DCRC Class B Common Stock, and an aggregate of 400,000 shares of DCRC Class B Common Stock were issued to DCRC’s independent director nominees at their original purchase price. In April 2021, one of DCRC’s independent directors forfeited 40,000 shares of DCRC Class B Common Stock in connection with such director’s resignation from the board of directors of DCRC, and the Sponsor acquired an equivalent number of shares of DCRC Class B Common Stock from us. In May 2021, the Sponsor forfeited 1,312,500 shares of DCRC Class B Common Stock in connection with the expiration of the underwriters’ over-allotment option for the initial public offering, resulting in the Sponsor and DCRC’s independent directors holding an aggregate of 8,750,000 shares of DCRC Class B Common Stock (the “Founder Shares”). On October 25, 2021, certain of the initial stockholders elected to convert an aggregate of 8,710,000 of the Founder Shares into shares of DCRC’s Class A common stock (“DCRC Class A Common Stock”). At the closing of the business combination (the “Closing”), the remaining 40,000 Founder Shares then outstanding automatically converted into shares of our Common Stock.
Private Placement Warrants
The Sponsor and DCRC’s independent directors were issued an aggregate of 7,666,667 Private Placement Warrants, 6,666,667 of which were purchased for a purchase price of $1.50 per Warrant in a private placement that occurred simultaneously with the closing of the initial public offering and 1,000,000 of which were issued in exchange for the forgiveness of $1.5 million of working loans incurred by DCRC to finance transaction costs in connection with the business combination.
Administrative Support Agreement
On March 23, 2021, DCRC entered into an administrative support agreement with an affiliate of the Sponsor, pursuant to which DCRC paid an affiliate of the Sponsor a total of $10,000 per month for office space, utilities and secretarial and administrative support. Upon completion of the business combination, DCRC ceased paying these monthly fees.
The Sponsor, officers and directors, or any of their respective affiliates, was reimbursed for any out-of-pocket expenses incurred in connection with activities on DCRC’s behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. DCRC’s audit committee reviewed on a quarterly basis all payments that were made to the Sponsor, officers, directors or DCRC’s or their affiliates and determined which expenses and the amount of expenses that were reimbursed. There was no cap or ceiling on the reimbursement of out-of-pocket expenses incurred by such persons in connection with activities on DCRC’s behalf.
Related Party Loans and Advances
DCRC’s liquidity needs up to the initial public offering were satisfied through receipt of a $25,000 capital contribution from the Sponsor in exchange for the issuance of Founder Shares to the Sponsor. Subsequent to the consummation of the initial public offering, DCRC’s liquidity needs were satisfied through the net proceeds of approximately $1.1 million from the private placement of 6,666,667 Private Placement Warrants held outside of the trust account which held the net proceeds of the initial public offering.
In addition, in order to finance transaction costs in connection with the business combination, the Sponsor or an affiliate of the Sponsor or certain of DCRC’s officers and directors were permitted, but were not obligated, to loan DCRC funds as may have been required. Upon the Closing, DCRC repaid such loaned amounts other than $1.5 million, which was converted into 1,000,000 Private Placement Warrants.
Registration Rights
The Sponsor and directors of the Company prior to the business combination were entitled to certain registration rights pursuant to a registration rights agreement entered into in connection with the Company’s initial public offering. Such agreement was terminated and replaced by the Registration Rights Agreement in connection with the business combination.
Sponsor Letter
In connection with the execution of the Business Combination Agreement, on June 15, 2021, the Sponsor and certain directors of DCRC entered into the Sponsor Letter, pursuant to which, among other things, the Sponsor and such directors agreed to (i) waive the anti-dilution rights set forth in the DCRC Charter with respect to the Founder Shares held by them, (ii) comply with the lock-up provisions in the Letter Agreement, dated March 23, 2021, by and among DCRC, the Sponsor and DCRC’s directors and officers and (iii) vote all the shares of DCRC Class A Common Stock and Founder Shares held by them in favor of the adoption and approval of the Business Combination Agreement and the business combination.

DESCRIPTION OF CAPITAL STOCK
The following summary of the material terms of our securities and certain provisions in our Second Amended and Restated Certificate of Incorporation (“Second A&R Charter”) and our Amended and Restated Bylaws as currently in effect (“Bylaws”). Because the following description is only a summary, it does not contain all of the information and is qualified in its entirety by our Second A&R Charter and Bylaws, copies of which have been filed as exhibits to the Registration Statement of which this prospectus is a part, as well as to the applicable provisions of the Delaware General Corporation Law (the “DGCL”). We encourage you to read our Second A&R Charter, Bylaws and the applicable portions of the DGCL carefully.
General
The authorized capital stock of Solid Power consists of 2,200,000,000 shares, consisting of 2,000,000,000 shares of Common Stock, par value $0.0001 per share, and 200,000,000 shares of preferred stock, par value $0.0001 per share (the “Preferred Stock”).
Dividend Rights
Our board of directors (the “Board”), subject to restrictions contained in the Second A&R Charter, applicable law and in any certificate of designation for any series of preferred stock, may declare and pay dividends upon the shares of our capital stock. Dividends may be paid in cash, in property, or in shares of our capital stock, subject to the provisions of the Second A&R Charter. The Board may set apart out of any of the funds of Solid Power available for dividends a reserve or reserves for any proper purpose and may abolish any such reserve.
Voting Rights
Except as otherwise required by law, the Second A&R Charter or as otherwise provided in any certificate of designation for any series of preferred stock, the holders of Common Stock possess all voting power for the election of Board directors and all other matters requiring stockholder action. Holders of common stock are entitled to one vote per share on matters to be voted on by stockholders.
Our Second A&R Charter and Bylaws provide for a classified board of directors consisting of three classes of approximately equal size, each serving staggered three-year terms. Only the directors in one class are to be elected at each annual meeting of our stockholders, with the directors in the other classes continuing for the remainder of their respective three-year terms.
Subject to the rights of holders of Preferred Stock, the number of directors that constitutes the entire Board shall be fixed only by resolution of the Board acting pursuant to a resolution adopted by a majority of the Board.
Right to Receive Liquidation Distributions
Subject to applicable law and the rights, if any, of holders of outstanding Preferred Stock, in the event of our voluntary or involuntary liquidation, dissolution or winding-up, after payment or provision for payment of the debts and other liabilities of Solid Power, the holders of Common Stock will be entitled to receive all the remaining assets of Solid Power available for distribution to our stockholders, ratably in proportion to the number of shares of Common Stock then held by them.
Other Matters
All outstanding shares of our Common Stock are fully paid and nonassessable. Our Common Stock is not entitled to preemptive rights and is not subject to redemption or sinking fund provisions.
Preferred Stock
The Second A&R Charter provides that shares of preferred stock may be issued from time to time in one or more series. The Board is authorized to fix the designations, powers, preferences and rights, and the qualifications, limitations or restrictions thereof, of any series of Preferred Stock, including, without limitation, authority to fix by resolution the dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), redemption price or prices, and liquidation preferences of any such series, and the number of shares constituting any such series and the designation thereof, or any of the foregoing. The Board is able to, without stockholder approval, issue preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of Common Stock and could have anti-takeover effects. The ability of the Board to issue preferred stock without stockholder approval could have the effect of delaying, deferring or preventing a change of control of us or the removal of existing management. Although we do not currently intend to issue any shares of preferred stock, we cannot assure you that we will not do so in the future.
Anti-Takeover Provisions
Certain provisions of Delaware law, the Second A&R Charter, and the Bylaws, which are summarized below, may have the effect of delaying, deferring, or discouraging another person from acquiring control of Solid Power. They are also designed, in part, to encourage persons seeking to acquire control of Solid Power to negotiate first with the Board.
Section 203 of the DGCL
We have not opted out of Section 203 of the DGCL under the Second A&R Charter. Under Section 203 of the DGCL, we are prohibited from engaging in any business combination with any stockholder for a period of three years following the time that such stockholder (the “interested stockholder”) came to own at least 15% our outstanding voting stock (the “acquisition”), except if:
•
the Board approved the acquisition prior to its consummation;

•
the interested stockholder owned at least 85% of the outstanding voting stock upon consummation of the acquisition; or

•
the business combination is approved by the Board, and by a 2/3 majority vote of the other stockholders in a meeting.

Generally, a “business combination” includes any merger, consolidation, asset or stock sale or certain other transactions resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an “interested stockholder” is a person who, together with that person’s affiliates and associates, owns, or within the previous three years owned, 15% or more of our voting stock.
Under certain circumstances, declining to opt out of Section 203 of the DGCL makes it more difficult for a person who would be an “interested stockholder” to effect various business combinations with Solid Power for a three-year period. This may encourage companies interested in acquiring us to negotiate in advance with the Board because the stockholder approval requirement would be avoided if the Board approves the acquisition which results in the stockholder becoming an interested stockholder. This may also have the effect of preventing changes in the Board and may make it more difficult to accomplish transactions which stockholders may otherwise deem to be in their best interests.
Classified Board of Directors
The Second A&R Charter provides that the Board is divided into three classes, designated Class I, Class II and Class III. The term of the initial Class I directors terminated on the date of the 2022 annual meeting of stockholders, the term of the initial Class II directors shall terminate on the date of the 2023 annual meeting of stockholders, and the term of the initial Class III directors shall terminate on the date of the 2024 annual meeting of stockholders. At each annual meeting of stockholders, successors to the class of directors whose term expires at that annual meeting will be elected for a three-year term.
Removal of Directors
The Second A&R Charter provides that stockholders may only remove a director for cause and only by the affirmative vote of at least a majority of the voting power of the issued and outstanding capital stock of the Company entitled to vote in the election of directors.

Board of Directors Vacancies
The Second A&R Charter and Bylaws authorize only a majority of the remaining members of the Board, although less than a quorum, or a sole remaining director, to fill vacant directorships, including newly created seats. In addition, subject to the rights of holders of any series of preferred stock, the number of directors constituting the Board may only be set by a resolution of the Board. These provisions would prevent a stockholder from increasing the size of the Board and then gaining control of the Board by filling the resulting vacancies with its own nominees. This makes it more difficult to change the composition of the Board and promotes continuity of management.
Written Consent by Stockholders
Under the Second A&R Charter, subject to the rights of holders of any series of preferred stock, any action required or permitted to be taken by our stockholders is required to be effected at a duly called annual or special meeting of stockholders and may not be effected by any consent in writing by such stockholders.
Special Meeting of Stockholders
Under the Second A&R Charter, subject to the terms of any series of preferred stock, special meetings of our stockholders may be called only by the chairperson of the Board, the Chief Executive Officer, the President or the Board acting pursuant to a resolution adopted by a majority of the total number of authorized directorships whether or not there exist any vacancies or other unfilled seats in previously authorized directorships, but a special meeting may not be called by any other person or persons and any power of stockholders to call a special meeting of stockholders is specifically denied. Only such business shall be considered at a special meeting of stockholders as shall have been stated in the notice for such meeting.
Advance Notice Requirements for Stockholder Proposals and Director Nominations
Under the Second A&R Charter, advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of our stockholders shall be given in the manner and to the extent provided in our Bylaws.
No Cumulative Voting
The DGCL provides that stockholders are not entitled to cumulate votes in the election of directors unless a corporation’s certificate of incorporation provides otherwise. The Second A&R Charter does not provide for cumulative voting and provides that no stockholder is permitted to cumulate votes at any election of directors.
Amendment of Second A&R Charter Provisions
Any amendment of certain provisions in the Second A&R Charter requires approval by holders of at least 66 2∕3% of the voting power of the then outstanding voting securities entitled to vote thereon, voting together as a single class. These provisions include, among others, provisions related to the Board composition, board removal rights, cumulative voting rights, and provisions related to stockholder action and advance notice, in each case as summarized above.
Authorized but Unissued Capital Stock
Delaware law does not require stockholder approval for any issuance of authorized shares. However, the listing requirements of Nasdaq, which apply if and so long as the Common Stock remains listed on Nasdaq, require stockholder approval of certain issuances equal to or exceeding 20% of the then outstanding voting power or then outstanding number of shares of Common Stock. Additional shares that may be issued in the future may be used for a variety of corporate purposes, including future public offerings, to raise additional capital or to facilitate acquisitions.
One of the effects of the existence of unissued and unreserved common stock may be to enable the Board to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise and thereby protect the continuity of management and possibly deprive stockholders of opportunities to sell their shares of Common Stock at prices higher than prevailing market prices.
Dissenters’ Rights of Appraisal and Payment
Under the DGCL, with certain exceptions, our stockholders have appraisal rights in connection with a merger or consolidation of Solid Power. Pursuant to the DGCL, stockholders who properly request and perfect appraisal rights in connection with such merger or consolidation will have the right to receive payment of the fair value of their shares as determined by the Delaware Court of Chancery.
Stockholders’ Derivative Actions
Under the DGCL, any of our stockholders may bring an action in our name to procure a judgment in our favor, also known as a derivative action, provided that the stockholder bringing the action is a holder of our securities at the time of the transaction to which the action relates or such stockholder’s stock thereafter devolved by operation of law.
Exclusive Forum
Unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, another state court in Delaware or the federal district court for the District of Delaware) shall, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of Solid Power, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, stockholder, officer or other employee of Solid Power to Solid Power or Solid Power’s stockholders, (iii) any action arising pursuant to any provision of the DGCL or the Second A&R Charter or the Bylaws (as either may be amended from time to time) or (iv) any action asserting a claim governed by the internal affairs doctrine, except for, as to each of (i) through (iv) above, any claim as to which such court determines that there is an indispensable party not subject to the jurisdiction of such court (and the indispensable party does not consent to the personal jurisdiction of such court within 10 days following such determination), which is vested in the exclusive jurisdiction of a court or forum other than such court or for which such court does not have subject matter jurisdiction.
Unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act against any person in connection with any offering of our securities, including, without limitation and for the avoidance of doubt, any auditor, underwriter, expert, control person, or other defendant.
Limitations on Liability and Indemnification of Directors and Officers
The Second A&R Charter limits our directors’ liability to the fullest extent permitted under the DGCL. The DGCL provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for liability:
•
for any transaction from which the director derives an improper personal benefit;

•
for any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•
for any unlawful payment of dividends or redemption of shares; or

•
for any breach of a director’s duty of loyalty to the corporation or its stockholders.

If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of our directors will be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. The DGCL and our Bylaws provide that we will, in certain situations, indemnify our directors and officers and may indemnify other employees and other agents, to the fullest extent permitted by law. Any indemnified person is also entitled, subject to certain limitations, to advancement, direct payment, or reimbursement of reasonable expenses (including attorneys’ fees and disbursements) in advance of the final disposition of the proceeding.
In addition, we have entered into separate indemnification agreements with our directors and officers. These agreements, among other things, require us to indemnify our directors and officers for certain expenses, including attorneys’ fees, judgments, fines, and settlement amounts incurred by a director or officer in any action or proceeding arising out of their services as one of our directors or officers or any other company or enterprise to which the person provides services at our request, which rights are in addition to the indemnification provided for in the Second A&R Charter and the Bylaws.
We maintain a directors’ and officers’ insurance policy pursuant to which our directors and officers are insured against liability for actions taken in their capacities as directors and officers.
The limitation of liability and indemnification provisions in the Second A&R Charter and the Bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against directors and officers, even though an action, if successful, might benefit us and/or our stockholders. A stockholder’s investment may decline in value to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or control persons, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
There is currently no pending material litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought.
Transfer Agent and Registrar
The transfer agent for our Common Stock and Warrant agent for our Warrants is Continental Stock Transfer & Trust Company. We have agreed to indemnify Continental Stock Transfer & Trust Company in its roles as transfer agent and Warrant agent, its agents and each of its stockholders, directors, officers and employees against all claims and losses that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence, willful misconduct or bad faith of the indemnified person or entity.
Listing
The Common Stock and Public Warrants are listed on Nasdaq Global Select under the symbols “SLDP” and “SLDPW,” respectively.
Warrants
Public Warrants
Each whole Public Warrant entitles the registered holder to purchase one whole share of our Common Stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time. Pursuant to the warrant agreement, a Public Warrant holder may exercise its Warrants only for a whole number of shares of Common Stock. This means that only a whole Warrant may be exercised at any given time by a Warrantholder. The Public Warrants expire on December 8, 2026, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.
We are not obligated to deliver any shares of Common Stock pursuant to the exercise of a Public Warrant and have no obligation to settle such Public Warrant exercise unless a registration statement under the Securities Act with respect to the shares of Common Stock underlying the Public Warrants is then effective and a prospectus relating thereto is current, subject to our satisfying our obligations described below with respect to registration. No Public Warrant is exercisable, and we are not obligated to issue shares of Common Stock upon exercise of a Public Warrant unless the Common Stock issuable upon such Public Warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the Public Warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a Public Warrant, the holder of such Public Warrant is not entitled to exercise such Public Warrant and such Public Warrant may have no value and expire worthless.
If our Common Stock is at the time of any exercise of a Public Warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of Public Warrants who exercise their Public Warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event we so elect, we will not be required to file or maintain in effect a registration statement, but we will be required to use our best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.
Private Placement Warrants
The Private Placement Warrants are not redeemable by us (except as described above below “— Redemption of Warrants When the Price Per Share of Common Stock Equals or Exceeds $10.00”) so long as they are held by the initial purchasers of the Private Placement Warrants or their permitted transferees. The initial purchasers, or their permitted transferees, have the option to exercise the Private Placement Warrants on a cashless basis. Otherwise, the Private Placement Warrants have terms and provisions that are identical to those of the Public Warrants, including as to exercise price, exercisability and exercise period. If the Private Placement Warrants are held by holders other than the initial purchasers or their permitted transferees, the Private Placement Warrants are redeemable by us in all redemption scenarios and exercisable by the holders on the same basis as the Public Warrants.
If holders of the Private Placement Warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering their Warrants for that number of shares of Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Common Stock underlying the Warrants, multiplied by the difference between the exercise price of the Warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of the Common Stock for the ten trading days ending on the third trading day prior to the date on which the notice of Warrant exercise is sent to the Warrant agent.
Redemption of Warrants
Redemption of Warrants when the price per share of Common Stock equals or exceeds $18.00.
We may call the Warrants for redemption for cash (except as described below with respect to the Private Placement Warrants):
•
in whole and not in part;

•
at a price of $0.01 per Warrant;

•
upon not less than 30 days’ prior written notice of redemption (the “30-day redemption period”) to each Warrantholder; and

•
if, and only if, the reported last sales price of the Common Stock reported has been at least $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) on each of 20 trading days within a 30-trading day period ending on the third business day prior to the date on which notice of the redemption is given.

We will not redeem the Warrants for cash unless a registration statement under the Securities Act covering the shares of Common Stock issuable upon exercise of the Warrants is effective and a current prospectus relating to those shares of Common Stock is available throughout the 30-day redemption period. Any such exercise would not be on a “cashless” basis and would require the exercising Warrantholder to pay the exercise price for each Warrant being exercised. If and when the Warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws.

We have established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the Warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of the Warrants, each Warrantholder is entitled to exercise his, her or its Warrant prior to the scheduled redemption date. However, the price of the Common Stock may fall below the $18.00 redemption trigger price (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) as well as the $11.50 (for whole shares) Warrant exercise price after the redemption notice is issued.
Redemption of Warrants when the price per share of Common Stock equals or exceeds $10.00.
We may call the Warrants for redemption for cash (except as described below with respect to the Private Placement Warrants):
•
in whole and not in part;

•
at a price of $0.10 per Warrant, provided that holders are able to exercise their Warrants prior to redemption and receive that number of shares of Common Stock determined by reference to the table below, based on the redemption date and the “fair market value” of our Common Stock (as defined below) except as otherwise described below);

•
upon a minimum of 30 days’ prior written notice; and

•
if, and only if, the last sale price of our Common Stock equals or exceeds $10.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) on the trading prior to the date on which notice of the redemption is given.

Beginning on the date the notice of redemption is given until the Warrants are redeemed or exercised, holders may elect to exercise their Warrants on a cashless basis. The numbers in the table below represent the number of shares of Common Stock that a Warrantholder will receive upon a cashless exercise in connection with a redemption by us pursuant to this redemption feature, based on the “fair market value” of our Common Stock on the corresponding redemption date (assuming holders elect to exercise their Warrants and such Warrants are not redeemed for $0.10 per Warrant), and the number of months that the corresponding redemption date precedes the expiration date of the Warrants, each as set forth in the table below.
Redemption Date (period to expiration of Warrants)	Fair Market Value of Common Stock ($)
	10.00	11.00	12.00	13.00	14.00	15.00	16.00	17.00	18.00
60 months	0.261	0.281	0.297	0.311	0.324	0.337	0.348	0.358	0.361
57 months	0.257	0.277	0.294	0.310	0.324	0.337	0.348	0.358	0.361
54 months	0.252	0.272	0.291	0.307	0.322	0.335	0.347	0.357	0.361
51 months	0.246	0.268	0.287	0.304	0.320	0.333	0.346	0.357	0.361
48 months	0.241	0.263	0.283	0.301	0.317	0.332	0.344	0.356	0.361
45 months	0.235	0.258	0.279	0.298	0.315	0.330	0.343	0.356	0.361
42 months	0.228	0.252	0.274	0.294	0.312	0.328	0.342	0.355	0.361
39 months	0.221	0.246	0.269	0.290	0.309	0.325	0.340	0.354	0.361
36 months	0.213	0.239	0.263	0.285	0.305	0.323	0.339	0.353	0.361
33 months	0.205	0.232	0.257	0.280	0.301	0.320	0.337	0.352	0.361
30 months	0.196	0.224	0.250	0.274	0.297	0.316	0.335	0.351	0.361
27 months	0.185	0.214	0.242	0.268	0.291	0.313	0.332	0.350	0.361
24 months	0.173	0.204	0.233	0.260	0.285	0.308	0.329	0.348	0.361
21 months	0.161	0.193	0.223	0.252	0.279	0.304	0.326	0.347	0.361
18 months	0.146	0.179	0.211	0.242	0.271	0.298	0.322	0.345	0.361
15 months	0.130	0.164	0.197	0.230	0.262	0.291	0.317	0.342	0.361
12 months	0.111	0.146	0.181	0.216	0.250	0.282	0.312	0.339	0.361

Redemption Date (period to expiration of Warrants)	Fair Market Value of Common Stock ($)
	10.00	11.00	12.00	13.00	14.00	15.00	16.00	17.00	18.00
9 months	0.090	0.125	0.162	0.199	0.237	0.272	0.305	0.336	0.361
6 months	0.065	0.099	0.137	0.178	0.219	0.259	0.296	0.331	0.361
3 months	0.034	0.065	0.104	0.150	0.197	0.243	0.286	0.326	0.361
0 months	—	—	0.042	0.115	0.179	0.233	0.281	0.323	0.361
The “fair market value” of our Common Stock shall mean the average reported last sale price of our Common Stock for the ten trading days immediately following the date on which the notice of redemption is sent to the holders of Warrants. We will provide our Warrantholders with the final fair market value no later than one business day after the ten-trading day period described above ends.
The exact fair market value and redemption date may not be set forth in the table above, in which case, if the fair market value is between two values in the table or the redemption date is between two redemption dates in the table, the number of shares of Common Stock to be issued for each Warrant exercised will be determined by a straight-line interpolation between the number of shares set forth for the higher and lower fair market values and the earlier and later redemption dates, as applicable, based on a 365-day year. For example, if the average reported last sale price of our Common Stock for the ten trading days immediately following the date on which the notice of redemption is sent to the holders of the Warrants is $11.00 per share, and at such time there are 57 months until the expiration of the Warrants, holders may choose to, in connection with this redemption feature, exercise their Warrants for 0.277 shares of Common Stock for each whole Warrant. For an example where the exact fair market value and redemption date are not as set forth in the table above, if the average reported last sale price of our Common Stock for the ten trading days immediately following the date on which the notice of redemption is sent to the holders of the Warrants is $13.50 per share, and at such time there are 38 months until the expiration of the Warrants, holders may choose to, in connection with this redemption feature, exercise their Warrants for 0.298 shares of Common Stock for each whole Warrant. In no event will the Warrants be exercisable in connection with this redemption feature for more than 0.361 shares of Common Stock per whole Warrant (subject to adjustment). Finally, as reflected in the table above, if the Warrants are “out of the money” (i.e., the trading price of our Common Stock is below the exercise price of the Warrants) and about to expire, they cannot be exercised on a cashless basis in connection with a redemption by us pursuant to this redemption feature, since they will not be exercisable for any shares of Common Stock.
This redemption feature differs from the typical Warrant redemption features used in some other blank check offerings, which typically only provide for a redemption of Warrants for cash (other than the Private Placement Warrants) when the trading price for the Common Stock exceeds $18.00 per share for a specified period of time. This redemption feature is structured to allow for all of the outstanding Warrants to be redeemed when the Common Stock is trading at or above $10.00 per share, which may be at a time when the trading price of our Common Stock is below the exercise price of the Warrants. We have established this redemption feature to provide the Warrants with an additional liquidity feature, which provides us with the flexibility to redeem the Warrants without the Warrants having to reach the $18.00 per share threshold. Holders choosing to exercise their Warrants in connection with a redemption pursuant to this feature will, in effect, receive a number of shares for their Warrants, based on the “redemption price” as determined pursuant to the above table. The “redemption prices” as set forth in the table above were calculated to reflect a Black-Scholes option pricing model with a fixed volatility input as of March 23, 2021. This redemption right provides us an additional mechanism by which to redeem all of the outstanding Warrants and therefore have certainty as to our capital structure as the Warrants would no longer be outstanding and would have been exercised or redeemed, and we will effectively be required to pay the redemption price to Warrantholders if we choose to exercise this redemption right, it will allow us to quickly proceed with a redemption of the Warrants if we determine it is in our best interest to do so. As such, we would redeem the Warrants in this manner when we believe it is in our best interest to update our capital structure to remove the Warrants and pay the redemption price to the Warrantholders.
As stated above, we can redeem the Warrants when the Common Stock is trading at a price starting at $10.00, which is below the exercise price of $11.50, because it will provide certainty with respect to our capital structure and cash position while providing Warrantholders with the opportunity to exercise their Warrants on a cashless basis for the applicable number of shares of Common Stock. If we choose to redeem the Warrants when the Common Stock is trading at a price below the exercise price of the Warrants, this could result in the Warrantholders receiving fewer shares of Common Stock than they would have received if they had chosen to wait to exercise their Warrants for shares of Common Stock if and when such shares of Common Stock were trading at a price higher than the exercise price of $11.50. No fractional shares of Common Stock will be issued upon exercise. If, upon exercise, a holder would be entitled to receive a fractional interest in a share, we will round down to the nearest whole number of the number of shares of Common Stock to be issued to the holder.
Redemption Procedures and Cashless Exercise
A holder of a Warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such Warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the Warrant agent’s actual knowledge, would beneficially own in excess of 9.8% (or such other amount as a holder may specify) of the shares of Common Stock outstanding immediately after giving effect to such exercise.
Exercise of Warrants
The Warrants may be exercised upon surrender of the Warrant certificate on or prior to the expiration date at the offices of the Warrant agent, with the subscription form duly executed, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to the Warrant agent, for the number of Warrants being exercised. The Warrant holders do not have the rights or privileges of holders of Common Stock and any voting rights until they exercise their Warrants and receive shares of Common Stock. After the issuance of shares of Common Stock upon exercise of the Warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.
Anti-Dilution Adjustments
The stock prices set forth in the column headings of the table above shall be adjusted as of any date on which the number of shares issuable upon exercise of a Warrant is adjusted pursuant to the following three paragraphs. The adjusted stock prices in the column headings shall equal the stock prices immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the number of shares deliverable upon exercise of a Warrant immediately prior to such adjustment and the denominator of which is the number of shares deliverable upon exercise of a Warrant as so adjusted. The number of shares in the table above shall be adjusted in the same manner and at the same time as the number of shares issuable upon exercise of a Warrant.
If the number of outstanding shares of Common Stock is increased by a stock dividend payable in shares of Common Stock, or by a split-up of shares of Common Stock or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of shares of Common Stock issuable on exercise of each Warrant will be increased in proportion to such increase in the outstanding shares of Common Stock. A rights offering to holders of Common Stock entitling holders to purchase shares of Common Stock at a price less than the fair market value will be deemed a stock dividend of a number of shares of Common Stock equal to the product of (i) the number of shares of Common Stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for Common Stock) multiplied by (ii) one minus the quotient of (x) the price per share of Common Stock paid in such rights offering divided by (y) the fair market value. For these purposes (i) if the rights offering is for securities convertible into or exercisable for Common Stock, in determining the price payable for Common Stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) fair market value means the volume weighted average price of Common Stock as reported during the 10 trading day period ending on the trading day prior to the first date on which the shares of Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.
In addition, if we, at any time while the Warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to the holders of Common Stock on account of such shares of Common Stock (or other shares of our capital stock into which the Warrants are convertible), other than (i) as described above, (ii) certain ordinary cash dividends, or (iii) to satisfy the redemption rights of the holders of Common Stock in connection with the business combination, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of Common Stock in respect of such event.
If the number of outstanding shares of our Common Stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of Common Stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of Common Stock issuable on exercise of each Warrant will be decreased in proportion to such decrease in outstanding shares of Common Stock.
Whenever the number of shares of Common Stock purchasable upon the exercise of the Warrants is adjusted, as described above, the Warrant exercise price will be adjusted by multiplying the Warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of Common Stock purchasable upon the exercise of the Warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of shares of Common Stock so purchasable immediately thereafter.
In case of any reclassification or reorganization of the outstanding shares of Common Stock (other than those described above or that solely affects the par value of such shares of Common Stock), or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of our outstanding shares of Common Stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the Warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the Warrants and in lieu of the shares of our Common Stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the Warrants would have received if such holder had exercised their Warrants immediately prior to such event. If less than 70% of the consideration receivable by the holders of Common Stock in such a transaction is payable in the form of common stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the Warrant properly exercises the Warrant within thirty days following public disclosure of such transaction, the Warrant exercise price will be reduced as specified in the Warrant agreement based on the Black-Scholes value (as defined in the warrant agreement) of the Warrant.
The Warrants have been issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as Warrant agent, and us. The warrant agreement provides that the terms of the Warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 50% of the then outstanding Public Warrants to make any change that adversely affects the interests of the registered holders of Public Warrants. If an amendment adversely affects the Private Placement Warrants in a different manner than the Public Warrants or vice versa, then approval of holders of at least 65% of the then-outstanding Public Warrants and 65% of the then-outstanding Private Placement Warrants, voting as separate classes, is required.
No fractional shares will be issued upon exercise of the Warrants. If, upon exercise of the Warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round down to the nearest whole number of shares of Common Stock to be issued to the Warrantholder.
Amendments
The Warrants were issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as Warrant agent, and the Company. The warrant agreement provides that the terms of the Warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, or to add or change any other provisions with respect to matters or questions arising under the warrant agreement as the parties may deem necessary or desirable and that the parties deem do not adversely affect the interest of the Warrant holders. All other modifications or amendments, including any amendment to increase the exercise price or shorten the exercise period and any amendment to the terms of only the Private Placement Warrants, requires the approval by the holders of at least 50% of the then-outstanding Public Warrants. We may lower the exercise price or extend the duration of the exercise period without the consent of the Warrant holders.

U.S. FEDERAL INCOME TAX CONSIDERATIONS
The following is a summary of the material U.S. federal income tax considerations of the acquisition, ownership, and disposition of our Common Stock and Warrants acquired in this offering, but does not purport to be a complete analysis of all the potential tax considerations relating thereto. This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations promulgated thereunder, administrative rulings, and judicial decisions, all as of the date hereof. These authorities may be changed, possibly retroactively, so as to result in U.S. federal income tax consequences different from those set forth below. We have not sought, and do not intend to seek, any ruling from the U.S. Internal Revenue Service, or IRS, with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS or a court will agree with such statements and conclusions.
This summary also does not address the tax considerations arising under the laws of any non-U.S., state, or local jurisdiction, under U.S. federal gift and estate tax rules, or under any applicable tax treaty. In addition, this discussion does not address tax considerations applicable to an investor’s particular circumstances or to investors that may be subject to special tax rules, including, without limitation:
•
banks, insurance companies, or other financial institutions;

•
persons subject to the alternative minimum tax or the Medicare contribution tax on net investment income;

•
tax-exempt accounts, organizations, or governmental organizations;

•
pension plans and tax-qualified retirement plans;

•
controlled foreign corporations, passive foreign investment companies, and corporations that accumulate earnings to avoid U.S. federal income tax;

•
brokers or dealers in securities or currencies;

•
traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

•
persons that own, or are deemed to own, more than 5% of our Common Stock (except to the extent specifically set forth below);

•
certain former citizens or long-term residents of the United States;

•
partnerships (or entities or arrangements classified as such for U.S. federal income tax purposes), other pass-through entities, and investors therein;

•
persons who hold our Common Stock as a position in a hedging transaction, “straddle,” “conversion transaction,” or other risk reduction transaction;

•
persons who hold or receive our Common Stock or Warrants pursuant to the exercise of any option or otherwise as compensation;

•
persons subject to special tax accounting rules as a result of any item of gross income with respect to our Common Stock or Warrants being taken into account in an “applicable financial statement” as defined in Section 451(b) of the Code;

•
persons who do not hold our Common Stock or Warrants as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment); or

•
persons deemed to sell our Common Stock or Warrants under the constructive sale provisions of the Code.

In addition, if a partnership (or other entity or arrangement classified as a partnership for U.S. federal income tax purposes) or other flow-through entity holds our Common Stock or Warrants, the tax treatment of a partner in the partnership or owner of other such entity generally will depend on the status of the partner or owner and upon the activities of the partnership or other such entity. A partner in a partnership, or owner of other such entity, that will hold our Common Stock or Warrants should consult his, her, or its own tax advisor regarding the tax consequences of the ownership and disposition of our Common Stock or Warrants through the partnership or other such entity, as applicable.
You are urged to consult your tax advisor with respect to the application of the U.S. federal income tax laws to your particular situation, as well as any tax consequences of the purchase, ownership, and disposition of our Common Stock or Warrants arising under the U.S. federal gift or estate tax rules or under the laws of any state, local, non-U.S., or other taxing jurisdiction or under any applicable tax treaty.
For purposes of this discussion, you are a “U.S. holder” if you are a beneficial owner of our Common Stock or Warrants that, for U.S. federal income tax purposes, is not a partnership (including any entity or arrangement treated as a partnership and the equity holders therein) and is:
•
an individual who is a citizen or resident of the United States;

•
a corporation or other entity taxable as a corporation created or organized in the United States or under the laws of the United States or any political subdivision thereof, or otherwise treated as such for U.S. federal income tax purposes;

•
an estate whose income is subject to U.S. federal income tax regardless of its source; or

•
a trust (1) whose administration is subject to the primary supervision of a U.S. court and that has one or more U.S. persons who have the authority to control all substantial decisions of the trust or (2) that has made a valid election under applicable Treasury Regulations to be treated as a “United States person” within the meaning of the Code.

For purposes of this discussion, a “non-U.S. holder” is a beneficial owner of our securities that is neither a U.S. holder nor a partnership (including any entity or arrangement treated as a partnership and the equity holders therein) for U.S. federal income tax purposes.
Tax Considerations Applicable to U.S. Holders
Distributions
If we make distributions on our Common Stock, those payments will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent those distributions exceed both our current and our accumulated earnings and profits, the excess will constitute a return of capital and will first reduce your basis in our Common Stock (determined separately with respect to each share of our Common Stock), but not below zero, and then will be treated as gain from the sale of stock as described below in “— Tax Considerations Applicable to U.S. Holders — Gain on Disposition of Common Stock.”
Dividends we pay to a U.S. Holder that is a taxable corporation generally may qualify for a partial dividends received deduction if the requisite holding period is satisfied. With certain exceptions (including dividends treated as investment income for purposes of investment interest deduction limitations), and provided certain holding period requirements are met, dividends we pay to a non-corporate U.S. holder generally will constitute “qualified dividends” that under current law will be subject to tax at long-term capital gains rates. If the holding period requirements are not satisfied, a corporation may not be able to qualify for the dividends received deduction and would have taxable income equal to the entire dividend amount, and non-corporate holders may be subject to tax on such dividend at ordinary income tax rates instead of the preferential rates that apply to qualified dividend income.
Gain on Disposition of Common Stock
You generally will recognize gain or loss on the sale, taxable exchange or other taxable disposition of our Common Stock. Any such gain or loss will generally be capital gain or loss, and will be long-term capital gain or loss if your holding period for the Common Stock so disposed of exceeds one year. The amount of gain or loss recognized generally will be equal to the difference between (1) the sum of the amount of cash and the fair market value of any property received in such disposition and (2) your adjusted tax basis in the Common Stock exchanged. Your adjusted tax basis in the Common Stock generally will equal your acquisition cost for such Common Stock (or, in the case of Common Stock received upon exercise of a Warrant, your initial basis for such Common Stock, as discussed below), less any prior distributions treated as a return of capital and increased by any gain recognized on such shares as a result of a distribution in excess of both earnings and profits and your tax basis in such shares. Long-term capital gains recognized by non-corporate U.S. holders generally are eligible under current law for reduced rates of tax. If your holding period for the Common Stock so disposed of is one year or less, any gain on a sale or other taxable disposition of the shares would be subject to short-term capital gain treatment and would be taxed at ordinary income tax rates. The deductibility of capital losses is subject to limitations.
Exercise of a Warrant
Except as discussed below with respect to the cashless exercise of a Warrant, you generally will not recognize taxable gain or loss upon the exercise of a Warrant for cash. Your initial tax basis in the share of our Common Stock received upon exercise of the Warrant generally will be an amount equal to the sum of your acquisition cost of the Warrant and the exercise price of such Warrant. It is unclear whether your holding period for the Common Stock received upon exercise of the Warrant would commence on the date of exercise of the Warrant or the day following the date of exercise of the Warrant; however, in either case the holding period will not include the period during which you held the Warrants.
In certain circumstances, the Warrants may be exercised on a cashless basis. The U.S. federal income tax treatment of an exercise of a Warrant on a cashless basis is not clear, and could differ from the consequences described above. It is possible that a cashless exercise could be a taxable event, a non-realization event, or a tax-free recapitalization. You are urged to consult your tax advisors as to the consequences of an exercise of a Warrant on a cashless basis, including with respect to your holding period and tax basis in the Common Stock received upon exercise of the Warrant.
Sale or other Disposition of a Warrant
Upon a sale, exchange (other than by exercise), redemption, or expiration of a Warrant, you will recognize taxable gain or loss in an amount equal to the difference between (1) the amount realized upon such disposition or expiration and (2) your adjusted tax basis in the Warrant. Your adjusted tax basis in its Warrants generally will equal your acquisition cost of the Warrant, increased by the amount of any constructive distributions included in income by you (as described below under “Tax Considerations Applicable to U.S. Holders — Possible Constructive Distributions”). Such gain or loss generally will be treated as long-term capital gain or loss if the Warrant is held by the U.S. holder for more than one year at the time of such disposition or expiration.
If a Warrant is allowed to lapse unexercised, you generally will recognize a capital loss equal to your adjusted tax basis in the Warrant. Any such loss generally will be a capital loss and will be long-term capital loss if the Warrant is held for more than one year. The deductibility of capital losses is subject to certain limitations.
Possible Constructive Distributions
The terms of each Warrant provide for an adjustment to the number of shares of Common Stock for which the Warrant may be exercised or to the exercise price of the Warrant in certain events, as discussed in the section of this prospectus captioned “Description of Securities — Warrants.” An adjustment which has the effect of preventing dilution generally should not be a taxable event. Nevertheless, a U.S. holder of Warrants could be treated as receiving a constructive distribution from us if, for example, the adjustment increases the holder’s proportionate interest in our assets or earnings and profits (e.g., through an increase in the number of shares of Common Stock that would be obtained upon exercise or an adjustment to the exercise price of the Warrant) as a result of a distribution of cash to the holders of shares of our Common Stock that is taxable to such holders as a distribution. Such constructive distribution would be subject to tax as described above under “Tax Considerations Applicable to U.S. Holders — Distributions” in the same manner as if such U.S. holder received a cash distribution from us on Common Stock equal to the fair market value of such increased interest.

Tax Considerations Applicable to Non-U.S. Holders
Distributions
If we make distributions on our Common Stock, those payments will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent those distributions exceed both our current and our accumulated earnings and profits, the excess will constitute a return of capital and will first reduce your basis in our Common Stock (determined separately with respect to each share of our Common Stock), but not below zero, and then will be treated as gain from the sale of stock as described below in “— Tax Considerations Applicable to Non-U.S. Holders — Gain on Disposition of Common Stock and Warrants.”
Subject to the discussions below on effectively connected income and in “— Backup Withholding and Information Reporting” and “— Tax Considerations Applicable to Non-U.S. Holders — Foreign Account Tax Compliance Act (FATCA),” any dividend paid to you generally will be subject to U.S. federal withholding tax either at a rate of 30% of the gross amount of the dividend or such lower rate as may be specified by an applicable income tax treaty between the United States and your country of residence. Under applicable Treasury Regulations, the applicable withholding agent may withhold up to 30% of the gross amount of the entire distribution even if the amount constituting a dividend, as described above, is less than the gross amount. In order to receive a reduced treaty rate, you must provide the applicable withholding agent with a properly executed IRS Form W-8BEN or W-8BEN-E or other appropriate version of IRS Form W-8 certifying qualification for the reduced rate. If you hold our Common Stock through a financial institution or other agent acting on your behalf, you generally will be required to provide appropriate documentation to the agent, which then may be required to provide certification to us or our paying agent, either directly or through other intermediaries. If you are eligible for a reduced rate of U.S. federal withholding tax pursuant to an income tax treaty, you may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. You should consult your tax advisor regarding your entitlement to benefits under any applicable tax treaty.
Dividends received by you that are treated as effectively connected with your conduct of a U.S. trade or business (and, if required by an applicable income tax treaty, are attributable to a permanent establishment or fixed base maintained by you in the United States) are generally exempt from the 30% U.S. federal withholding tax, subject to the discussions below in “— Backup Withholding and Information Reporting” and “— Tax Considerations Applicable to Non-U.S. Holders — Foreign Account Tax Compliance Act (FATCA).” In order to obtain this exemption, you must provide the applicable withholding agent with a properly executed IRS Form W-8ECI or other applicable IRS Form W-8 properly certifying such exemption. Such effectively connected dividends, although not subject to U.S. federal withholding tax, are taxed at the same rates applicable to U.S. persons, net of certain deductions and credits and subject to an applicable income tax treaty providing otherwise. In addition, if you are a corporate non-U.S. holder, dividends you receive that are effectively connected with your conduct of a U.S. trade or business (and, if required by an applicable income tax treaty, are attributable to a permanent establishment or fixed base maintained by you in the United States) may also be subject to a branch profits tax at a rate of 30% or such lower rate as may be specified by an applicable income tax treaty between the United States and your country of residence. You should consult your tax advisor regarding any applicable tax treaties that may provide for different rules.
Exercise of a Warrant
The U.S. federal income tax treatment of your exercise of a Warrant generally will correspond to the U.S. federal income tax treatment of the exercise of a Warrant by a U.S. holder, as described under “— Tax Considerations Applicable to U.S. Holders — Exercise of a Warrant” above, although to the extent a cashless exercise results in a taxable exchange, the tax consequences to you would be the same as those described below in “— Tax Considerations Applicable to Non-U.S. Holders — Gain on Disposition of Common Stock and Warrants.”
Gain on Disposition of Common Stock and Warrants
Subject to the discussions in “— Backup Withholding and Information Reporting” and “— Tax Considerations Applicable to U.S. Holders — Foreign Account Tax Compliance Act (FATCA),” you

generally will not be required to pay U.S. federal income tax on any gain realized upon the sale or other disposition of our Common Stock or Warrants unless:
•
the gain is effectively connected with your conduct of a U.S. trade or business (and, if required by an applicable income tax treaty, the gain is attributable to a permanent establishment or fixed base maintained by you in the United States);

•
you are an individual who is present in the United States for a period or periods aggregating 183 days or more during the calendar year in which the sale or disposition occurs and certain other conditions are met; or

•
our Common Stock constitutes a United States real property interest by reason of our status as a “United States real property holding corporation,” or USRPHC, for U.S. federal income tax purposes at any time within the shorter of the five-year period preceding your disposition of our Common Stock or Warrants or your holding period for our Common Stock or Warrants, or the applicable testing period.

If you are a non-U.S. holder described in the first bullet above, you will be required to pay tax on the gain derived from the sale or other disposition of our Common Stock or Warrants (net of certain deductions and credits) under regular U.S. federal income tax rates, and a corporate non-U.S. holder described in the first bullet above also may be subject to the branch profits tax at a 30% rate, or such lower rate as may be specified by an applicable income tax treaty. If you are an individual non-U.S. holder described in the second bullet above, you will be subject to tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on the gain derived from the sale or other disposition of our Common Stock or Warrants, which gain may be offset by U.S. source capital losses for the year, provided you have timely filed U.S. federal income tax returns with respect to such losses. You should consult your tax advisor regarding any applicable income tax or other treaties that may provide for different rules.
We believe that we are not currently and will not become a USRPHC for U.S. federal income tax purposes, and the remainder of this discussion so assumes. However, because the determination of whether we are a USRPHC depends on the fair market value of our U.S. real property interests relative to the fair market value of our U.S. and worldwide real property interests plus our other business assets, there can be no assurance that we will not become a USRPHC in the future. However, even if we are or become a USRPHC, our Common Stock and Warrants will not constitute a United States real property interest if (i) our Common Stock is regularly traded on an established securities market and you hold no more than 5% of our outstanding Common Stock, directly, indirectly, or constructively, at all times during the applicable testing period or (ii) provided that our Warrants are regularly traded on an established securities market, on the date you acquired such Warrants, they had a fair market value no greater than the fair market value on that date of 5% of the regularly traded class of the corporation’s stock with the lowest fair market value. It is unclear how your ownership of Warrants will affect the determination of whether you own more than 5% of our Common Stock. In addition, special rules may apply in the case of a disposition of Warrants if our Common Stock is considered to be regularly traded, but our Warrants are not considered to be publicly traded. If we are a USRPHC at any time within the applicable testing period and either our Common Stock and/or Warrants are not regularly traded on an established securities market or you hold more than 5% of our outstanding Common Stock and/or Warrants that meet the threshold stated above, directly, indirectly, or constructively, at any time during the applicable testing period, you will generally be taxed on any gain realized upon the sale or other disposition of our Common Stock and/or Warrants in the same manner as gain that is effectively connected with the conduct of a U.S. trade or business, except that the branch profits tax generally will not apply. If we are a USRPHC at any time within the applicable testing period and our Common Stock and/or Warrants are not regularly traded on an established securities market, your proceeds received on the disposition of shares will also generally be subject to withholding at a rate of 15%. You are encouraged to consult your own tax advisors regarding the possible consequences to you if we are, or were to become, a URSPHC.
Possible Constructive Distributions
The terms of each Warrant provide for an adjustment to the number of shares of Common Stock for which the Warrant may be exercised or to the exercise price of the Warrant in certain events, as discussed in the section of this prospectus captioned “Description of Securities — Warrants.” An adjustment that has the effect of preventing dilution generally should not be a taxable event. Nevertheless, you could be treated as receiving a constructive distribution from us if, for example, the adjustment increases your proportionate interest in our assets or earnings and profits (e.g., through an increase in the number of shares of Common Stock that would be obtained upon exercise or an adjustment to the exercise price of the Warrant) as a result of a distribution of cash to the holders of shares of our Common Stock that is taxable to such holders as a distribution. In such a case, you could be subject to U.S. federal income tax withholding as described above under “Tax Considerations Applicable to Non-U.S. Holders — Distributions” in the same manner as if you received a cash distribution from us on Common Stock equal to the fair market value of such increased interest.
Foreign Account Tax Compliance Act (FATCA)
Subject to the following paragraph, the Foreign Account Tax Compliance Act, Treasury Regulations issued thereunder and official IRS guidance with respect thereto, or, collectively, FATCA, generally impose a U.S. federal withholding tax of 30% on dividends on and the gross proceeds from a sale or other disposition of our Common Stock or Warrants paid to a “foreign financial institution” (as specially defined under these rules), unless otherwise provided by the Treasury Secretary or such institution (i) enters into an agreement with the U.S. government to, among other things, withhold on certain payments and to collect and provide to the U.S. tax authorities substantial information regarding certain U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with U.S. owners) or (ii) otherwise establishes an exemption. Subject to the following paragraph, FATCA also generally imposes a U.S. federal withholding tax of 30% on dividends on and the gross proceeds from a sale or other disposition of our Common Stock or Warrants paid to a “non-financial foreign entity” (as specially defined under these rules), unless otherwise provided by the Treasury Secretary or such entity provides the withholding agent with a certification identifying the substantial direct and indirect U.S. owners of the entity, certifies that it does not have any substantial U.S. owners, or otherwise establishes an exemption. The withholding tax will apply regardless of whether the payment otherwise would be exempt from U.S. nonresident and backup withholding tax, including under the other exemptions described above. Under certain circumstances, a non-U.S. holder might be eligible for refunds or credits of such taxes. An intergovernmental agreement (“IGA”) between the United States and an applicable foreign country may modify the requirements described in this section. Prospective investors should consult with their own tax advisors regarding the application of FATCA withholding and any applicable IGA to their investment in, and ownership and disposition of, our Common Stock or Warrants.
The U.S. Treasury Department has issued proposed Treasury Regulations that, if finalized in their present form, would eliminate withholding under FATCA with respect to payments of gross proceeds from a sale or other disposition of our Common Stock or Warrants. In the preamble to such proposed Treasury Regulations, the Treasury Secretary stated that taxpayers may generally rely on the proposed Treasury Regulations until final regulations are issued.
Backup Withholding and Information Reporting
Generally, we or the applicable agent must report annually to the IRS the amount of dividends paid to you, your name, and address and the amount of tax withheld, if any. A similar report will be sent to you. Pursuant to applicable income tax treaties or other agreements, the IRS may make these reports available to tax authorities in your country of residence.
Payments of dividends on or of proceeds from the disposition of our Common Stock or Warrants made to you may also be subject to backup withholding at a current rate of 24% and additional information reporting unless you establish an exemption, for example, by providing a properly completed IRS W-9 certifying your exemption from backup withholding or by certifying your non-U.S. status on a properly completed IRS Form W-8BEN or W-8BEN-E or another appropriate version of IRS Form W-8. Even if you provide such forms, however, backup withholding may apply if the IRS notifies us to so withhold.
Backup withholding is not an additional tax; rather, the U.S. federal income tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund or credit may generally be obtained from the IRS, provided that the required information is furnished to the IRS in a timely manner.
The preceding discussion of U.S. federal tax considerations is for general information only. It is not tax advice to any investor and does not take into account any of their particular circumstances. Each prospective investor should consult its own tax advisor regarding the particular U.S. federal, state and local, and non-U.S. tax considerations of purchasing, holding, and disposing of our Common Stock or Warrants, including the consequences of any proposed change in applicable laws.

PLAN OF DISTRIBUTION
This prospectus relates to the offer by us of up to: (i) 7,212,318 shares of Common Stock issuable upon the exercise of 7,212,318 Private Placement Warrants, which are exercisable at a price of $11.50 per share, and (ii) 12,120,985 shares of Common Stock issuable upon the exercise of 12,120,985 Public Warrants, which are exercisable at a price of $11.50 per share.
This prospectus also relates to the resale from time to time by the Selling Securityholders identified in this prospectus of up to: (i) 37,954,048 shares of Common Stock consisting of (a) an aggregate of 5,058,454 shares of Common Stock held by the Sponsor and certain former independent directors, (b) an aggregate of 10,747,969 shares of Common Stock owned by certain former stockholders of Legacy Solid Power, (c) 10,747,969 PIPE Shares and (d) 7,179,061 shares of Common Stock that may be issued to the Sponsor and certain former independent directors as described above, and (ii) 7,179,061 Private Placement Warrants.
We will not receive any of the proceeds of the sale of the Securities offered by this prospectus. We may receive up to an aggregate of approximately $222.3 million assuming the exercise in full of all of the Warrants for cash. The aggregate proceeds to the Selling Securityholders from the sale of the Securities will be the purchase price of the Securities less any discounts and commissions. We will not pay any brokers’ or underwriters’ discounts and commissions in connection with the registration and sale of the Securities covered by this prospectus. The Selling Securityholders reserve the right to accept and, together with their respective agents, to reject, any proposed purchases of Securities to be made directly or through agents.
The Securities offered by this prospectus may be sold from time to time to purchasers:
•
directly by the Selling Securityholders;

•
through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, commissions or agent’s commissions from the Selling Securityholders or the purchasers of the Securities; or

•
through a combination of any of these methods of sale.

Any underwriters, broker-dealers or agents who participate in the sale or distribution of the Securities may be deemed to be “underwriters” within the meaning of the Securities Act. As a result, any discounts, commissions or concessions received by any such broker-dealer or agents who are deemed to be underwriters will be deemed to be underwriting discounts and commissions under the Securities Act. Underwriters are subject to the prospectus delivery requirements of the Securities Act and may be subject to certain statutory liabilities under the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”). We will make copies of this prospectus available to the Selling Securityholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act.
The Securities may be sold in one or more transactions at:
•
fixed prices;

•
prevailing market prices at the time of sale;

•
prices related to such prevailing market prices;

•
varying prices determined at the time of sale; or

•
negotiated prices.

These sales may be effected in one or more of the following transactions:
•
through one or more underwritten offerings on a firm commitment or best efforts basis;

•
settlement of short sales entered into after the date of this prospectus;

•
agreements with broker-dealers to sell a specified number of the securities at a stipulated price per share;

•
in “at the market” offerings, as defined in Rule 415 under the Securities Act, at negotiated prices, at prices prevailing at the time of sale or at prices related to such prevailing market prices, including sales made directly on a national securities exchange or sales made through a market maker other than on an exchange or other similar offerings through sales agents;
•
in privately negotiated transactions;

•
in options or other hedging transactions, whether through an options exchange or otherwise;

•
in distributions to members, limited partners or stockholders of Selling Securityholders;

•
any other method permitted by applicable law;

•
on any national securities exchange or quotation service on which the Securities may be listed or quoted at the time of sale, including Nasdaq;

•
in the over-the-counter market;

•
in transactions otherwise than on such exchanges or services or in the over-the-counter market;

•
any other method permitted by applicable law; or

•
through any combination of the foregoing.

These transactions may include block transactions or crosses. Crosses are transactions in which the same broker acts as an agent on both sides of the trade.
In connection with distributions of the Securities or otherwise, the Selling Securityholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of the Securities in the course of hedging transactions, broker-dealers or other financial institutions may engage in short sales of the Securities in the course of hedging the positions they assume with Selling Securityholders. The Selling Securityholders may also sell the Securities short and redeliver the Securities to close out such short positions. The Selling Securityholders may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of the Securities offered by this prospectus, which Securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The Selling Securityholders may also pledge the Securities to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution, may effect sales of the pledged Securities pursuant to this prospectus (as supplemented or amended to reflect such transaction).
A Selling Securityholder may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell the Securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by any Selling Securityholder or borrowed from any Selling Securityholder or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from any Selling Securityholder in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement (or a post-effective amendment). In addition, any Selling Securityholder may otherwise loan or pledge the Securities to a financial institution or other third party that in turn may sell the Securities short using this prospectus. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.
At the time a particular offering of the Securities is made, a prospectus supplement, if required, will be distributed, which will set forth the name of the Selling Securityholders, the aggregate amount of Securities being offered and the terms of the offering, including, to the extent required, (1) the name or names of any underwriters, broker-dealers or agents, (2) any discounts, commissions and other terms constituting compensation from the Selling Securityholders and (3) any discounts, commissions or concessions allowed or reallowed to be paid to broker-dealers. We may suspend the sale of Securities by the Selling Securityholders pursuant to this prospectus for certain periods of time for certain reasons, including if the prospectus is required to be supplemented or amended to include additional material information.

The Selling Securityholders also may transfer the securities in other circumstances, in which case the transferees, pledgees or other successors-in-interest will be the selling beneficial owners for purposes of this prospectus. Upon being notified by a Selling Securityholder that a donee, pledgee, transferee, other successor-in-interest intends to sell our Securities, we will, to the extent required, promptly file a supplement to this prospectus to name specifically such person as a Selling Securityholder.
The Selling Securityholders will act independently of us in making decisions with respect to the timing, manner, and size of each resale or other transfer. There can be no assurance that the Selling Securityholders will sell any or all of the Securities under this prospectus. Further, we cannot assure you that the Selling Securityholders will not transfer, distribute, devise or gift the Securities by other means not described in this prospectus. In addition, any Securities covered by this prospectus that qualify for sale under Rule 144 of the Securities Act may be sold under Rule 144 rather than under this prospectus. The Securities may be sold in some states only through registered or licensed brokers or dealers. In addition, in some states the Securities may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification is available and complied with.
The Selling Securityholders may, from time to time, pledge or grant a security interest in some shares of the Securities owned by them and, if a Selling Securityholder defaults in the performance of its secured obligations, the pledgees or secured parties may offer and sell such shares of the Securities, from time to time, under this prospectus, or under an amendment or supplement to this prospectus amending the list of the Selling Securityholders to include the pledgee, transferee or other successors in interest as the Selling Securityholders under this prospectus. The Selling Securityholders also may transfer shares of the Securities in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.
A Selling Securityholder that is an entity may elect to make an in-kind distribution of the Securities to its members, partners or shareholders pursuant to the registration statement of which this prospectus is a part by delivering a prospectus. To the extent that such members, partners or shareholders are not affiliates of ours, such members, partners or stockholders would thereby receive freely tradable shares of the Securities pursuant to the distribution through a registration statement.

LEGAL MATTERS
The validity of the Securities offered hereby was passed upon for us by Wilson Sonsini Goodrich & Rosati, Professional Corporation, San Francisco, California.
EXPERTS
Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2022, and the effectiveness of our internal control over financial reporting as of December 31, 2022, as set forth in their reports, which are incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements are incorporated by reference in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.
WHERE YOU CAN FIND ADDITIONAL INFORMATION
The registration statement of which this prospectus and any applicable prospectus supplement forms a part, including the attached exhibits and schedules, contains additional relevant information about us and our capital stock. The rules and regulations of the SEC allow us to omit from this prospectus and any applicable prospectus supplement certain information included in the registration statement. For further information about us and the Securities, you should refer to the registration statement and the exhibits and schedules filed with the registration statement. Statements in this prospectus and in any applicable prospectus supplement concerning any document we filed as an exhibit to the registration statement or that we otherwise filed with the SEC are not intended to be comprehensive and are qualified by reference to these filings. You should review the complete document to evaluate these statements.
We are subject to the informational reporting requirements of the Exchange Act. We file reports, proxy statements and other information with the SEC under the Exchange Act. Our SEC filings are available over the Internet at the SEC’s website at http://www.sec.gov. Our website address is https://solidpowerbattery.com/. We also make available, free of charge, on our investor relations website at www.ir.solidpowerbattery.com under “SEC Filings,” our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to these reports as soon as reasonably practicable after electronically filing or furnishing those reports to the SEC. The information on, or that can be accessed through, our website is not part of this prospectus or any applicable prospectus supplement.
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE
The SEC allows us to incorporate by reference much of the information we file with the SEC, which means that we can disclose important information to you by referring you to those publicly available documents. The information that we incorporate by reference in this prospectus or any applicable prospectus supplement is considered to be part of this prospectus and any prospectus supplement. Because we are incorporating by reference future filings with the SEC, this prospectus is continually updated and those future filings may modify or supersede some of the information included or incorporated in this prospectus and any applicable prospectus supplement. This means that you must look at all of the SEC filings that we incorporate by reference to determine if any of the statements in this prospectus, any prospectus supplement or in any document previously incorporated by reference herein or therein have been modified or superseded. This prospectus incorporates by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (in each case, other than those documents or the portions of those documents not deemed to be filed) until the offering of the securities offered hereby is terminated or completed:
•
our Annual Report on Form 10-K for the year ended December 31, 2022, filed with the SEC on March 1, 2023, including applicable portions of our definitive Proxy Statement on Schedule 14A, filed with the SEC on April 10, 2023;

•
our Quarterly Report on Form 10-Q for the quarter ended March 31, 2023, filed with the SEC on May 10, 2023;

•
our Current Report on Form 8-K, filed with the SEC on February 13, 2023; and

•
the description of our common stock contained in our Registration Statement on Form 8-A filed with the SEC on March 23, 2021, as updated by Exhibit 4.6 to our Annual Report on Form 10-K for the year ended December 31, 2022, and including any amendments or reports filed for the purpose of updating such description.

In addition, all reports and other documents we may file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial registration statement of which this prospectus forms a part, and prior to effectiveness of such registration statement, shall be deemed to be incorporated by reference into this prospectus.
You may request a free copy of these filings (other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing) by writing or telephoning us as follows:
Solid Power, Inc.
Attention: Corporate Secretary
486 S. Pierce Ave., Suite E
Louisville, CO 80027
(303) 219-0720